EXHIBIT 21.1

Tennessee Commerce Bancorp, Inc. – Subsidiaries

At March 31, 2005, the subsidiaries of the Corporation is as follows :

1)              Tennessee Commerce Bank, 381 Mallory Station Rd., Suite 207, Franklin, TN  37067-8264 -  a Tennessee state chartered bank started in January, 2000.

2)              Tennessee Commerce Bank Statutory Trust I, 381 Mallory Station Rd., Suite 207, Franklin, TN  37067-8264, a Delaware statutory trust, registered on March 22, 2005.